     As filed with the Securities and Exchange Commission on May 20, 1998.

                                                      REGISTRATION NO. 333-44053
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            ----------------------

                              AMENDMENT NUMBER 2
                                      TO
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ----------------------

                        APPLIED VOICE RECOGNITION, INC.
            (Exact name of registrant as specified in its charter)

               DELAWARE                                   6770                           87-042552
      (State or other jurisdiction            (Primary Standard Industrial            (I.R.S. Employer
   of incorporation or organization)           Classification Code Number)          Identification Number)
                                             4615 POST OAK PLACE, SUITE 111
                                                  HOUSTON, TEXAS 77027
                                                     (713) 621-5678
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               TIMOTHY J. CONNOLLY                                                      With copies to:
           CHIEF EXECUTIVE OFFICER AND                                                  ROBERT G. REEDY
              CHAIRMAN OF THE BOARD                                                 PORTER & HEDGES, L.L.P.
         APPLIED VOICE RECOGNITION, INC.                                           700 LOUISIANA, 35TH FLOOR
         4615 POST OAK PLACE, SUITE 111                                            HOUSTON, TEXAS 77002-2764
              HOUSTON, TEXAS 77027                                                       (713) 226-0600
                 (713) 621-5678
(Name and address, including zip code, and telephone
 number, including area code, of agent for service)

                            ----------------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                            ----------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS                APPLIED VOICE RECOGNITION, INC.
----------
                               4,810,625 SHARES
                                 COMMON STOCK

     This Prospectus relates to 4,810,625 shares of common stock, par value $.001 per share (the "Common Stock"), of Applied Voice Recognition, Inc., a Delaware corporation (the "Company"), which shares will be offered for resale from time to time by certain stockholders of the Company (the "Selling Stockholders"). Of these shares, 4,545,625 relate to the Company's private placement of its Series A Preferred Stock, par value $.10 per share (the "Series A Preferred Stock"), that was completed on August 1 and August 11, 1997 (collectively, the "Series A Private Placement"), and the private placement of its Series B Preferred Stock, par value $.10 per share (the "Series B Preferred Stock"), that was completed on March 11, 1998 (the "Series B Private Placement"). The Series A and Series B Private Placements are herein collectively referred to as the "Private Placements." The 312,500 shares of Series A Preferred Stock sold in the Series A Private Placement are currently convertible into an aggregate of 1,687,500 shares of Common Stock (subject to adjustment) (the "Series A Conversion Shares"), and the 3,000 shares of Series B Preferred Stock sold in the Series B Private Placement, which have a floating conversion rate, were convertible into an aggregate of 1,672,240 shares of Common Stock (subject to adjustment) (the "Series B Conversion Shares") as of May 7, 1998. The Company has estimated the maximum number of Series B Conversion Shares to be issued to be 2,500,000 shares of Common Stock and has registered that number of shares herein. The Series A and Series B Conversion Shares are herein collectively referred to as the "Conversion Shares." In addition, the placement agent in the Series A Private Placement (the "Series A Placement Agent") received 89,375 shares of Common Stock, options to acquire another 168,750 shares of Common Stock (the "Series A Placement Agent Options"), and warrants to acquire another 100,000 shares of Common Stock (the "Series A Placement Agent Warrants"). The 358,125 shares of Common Stock issued to the Series A Placement Agent and issuable on exercise of the Series A Placement Agent Options and the Series A Placement Agent Warrants are herein collectively referred to as the "Series A Placement Agent Shares." The remaining 265,000 shares registered hereby (the "Service Shares") are comprised of 30,000 shares and 235,000 shares of Common Stock issuable upon exercise of options to purchase that number of shares (the "Services Options") issued to certain Selling Stockholders in exchange for services rendered to the Company (the "Services"). In connection with the Private Placements and the Services, the Company agreed to register the resale of the Conversion Shares, the Series A Placement Agent Shares and the Services Shares (herein collectively referred to as the "Shares").

     Pursuant to this Prospectus, the Shares may be offered by the Selling Stockholders, or by certain pledgees, donees, transferees or other successors in interest to the Selling Stockholders, from time to time in transactions on the Nasdaq Over-the-Counter Bulletin Board ("OTCBB") or such other exchange or market as the Common Stock may be listed from time to time, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

     Other methods by which the Shares may be sold include, without limitation:
(i) transactions which involve cross or block trades or any other transaction permitted by the OTCBB or other trading markets, (ii) "at the market" to or through market makers or into an existing market for the Common Stock, (iii) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (iv) through transactions in options or swaps or other derivatives (whether exchange-listed or otherwise), (v) through short sales, or (vi) any combination of any such methods of sale. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to such broker dealers of the Common Stock offered hereby, which Common Stock such broker-dealers may resell pursuant to this Prospectus.

     None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. However, the Company will receive approximately $1,176,312 upon the exercise of the Series A Placement Agent Options, Series A Placement Agent Warrants and the Services Options. The Company has agreed to bear certain expenses (other than any underwriting discounts and selling commissions and any fees and disbursements of counsel for the Selling Stockholders not specifically provided for by the parties), estimated to be approximately $20,607, in connection with the registration and sale of the Shares being offered by the Selling Stockholders. Pursuant to a Registration Rights Agreements with certain Selling Stockholders, the Company has agreed to indemnify certain of the Selling Stockholders and each underwriter against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, or will contribute to payments such Selling Stockholders or underwriters may be required to make in respect of certain losses, claims, damages or liabilities.

     The shares of Common Stock are quoted on the OTCBB under the symbol "AVRI." On May 15, 1998, the last reported sale price of the Common Stock was $2.0625 per share.
SEE "RISK FACTORS" ON PAGES 3-7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                           -------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is May   , 1998.

                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. and at the Commission's regional offices at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission.

     The Company has filed with the Commission a Registration Statement on Form S-3 (including any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus regarding the contents of any contract or document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following are hereby incorporated by reference in this Prospectus:

     (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, as filed on April 15, 1998, as amended by the Company's Form 10-KSB/A as filed on April 30, 1998;

     (2) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998, as filed on May 15, 1998;

     (3) The Company's Current Report on Form 8-K/A as filed on May 19, 1998;
     and

     (4) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A effective January 9, 1998 (Commission File No. 000-23607), including any amendments or reports filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering covered hereby will be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or replaces such statement.

     The Company will provide, without charge and on oral or written request, to each person to whom this Prospectus is delivered, a copy of any or all of the documents incorporated by reference in this Prospectus other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. In addition, a copy of the Company's most recent annual report to stockholders will be promptly furnished, without charge and on oral or written request, to such persons. All such requests should be directed to Applied Voice Recognition, Inc., 4615 Post Oak Place, Suite 111, Houston, Texas 77027, Attention: William T. Kennedy, Chief Financial Officer (telephone (713) 621-5678).

                                  THE COMPANY

     Applied Voice Recognition, Inc., a Delaware corporation (the "Company"), develops, markets and supports original applications for automated speech recognition systems used to create documents and interact with computers by voice commands. The Company's principal executive offices are located at 4615 Post Oak Place, Suite 111, Houston, Texas 77027, and its telephone number is
(713) 621-5678.

                                 RISK FACTORS

     In evaluating the Company and its business, prospective investors should carefully consider all of the information set forth in this Prospectus and should give particular attention to the following risk factors.

LIMITED OPERATING HISTORY; ANTICIPATION OF CONTINUED LOSSES.

     The predecessor of the Company was founded in November 1994 and for the quarter ended March 31, 1998 generated sales of only $175,687. The Company has also incurred significant net losses since inception and expects to continue to incur significant losses on a quarterly and annual basis for the foreseeable future. As of March 31, 1998, the Company had an accumulated deficit of $6,963,677. Accordingly, the Company has a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company and its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. To address these risks, the Company must, among other things, respond to competitive developments, continue to attract, retain and motivate qualified persons, successfully implement its advertising program and continue to upgrade its technologies and commercialize products and services incorporating such technologies. There can be no assurance that the Company will be successful in addressing such risks. The Company has achieved only limited revenues to date, and its ability to generate significant revenues is subject to substantial uncertainty. The limited operating history of the Company makes the prediction of future results of operations difficult or impossible, and therefore, there can be no assurance that the Company will sustain revenue growth or achieve profitability.

DEVELOPING MARKET; UNPROVEN ACCEPTANCE OF THE COMPANY'S PRODUCTS AND SERVICES.

     The market for the Company's products and services, the automated speech recognition ("ASR") market, has only recently begun to develop, is characterized by rapidly changing technology, evolving industry standards and customer demands, and frequent new product introductions and enhancements. The ASR market is highly dependent upon the increased use of speech recognition technology and continued price and performance improvements in personal computers, as new generations of microprocessors are developed and introduced. The Company's future operating results will depend upon the emergence of ASR technology, the Company's ability to develop and improve its technology and the successful implementation of the Company's marketing plan. There can be no assurance, however, that the ASR market will develop, that the Company will achieve market acceptance of its products and services or that the Company will be able to execute its business plan successfully. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty.
The industry is young and has few proven products. If widespread use of ASR technology does not develop, the Company's business, results of operations and financial condition will be materially adversely affected. Because the market for the Company's products and services is new and evolving, it is difficult to predict the size of this market and growth rate, if any. There can be no assurance that the market for the Company's products and services will develop or that demand for the Company's products or services will emerge or become sustainable. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, or if the Company's products and services do not achieve or sustain market acceptance, the Company's business, results of operations and financial condition will be materially adversely affected.

DEPENDENCE ON PRINCIPAL PRODUCT.

     To date, the Company has had limited revenues from sales of its VOICECOMMANDER line of products, however, the Company expects that in the foreseeable future it will derive substantially all of its revenues from sales of the VOICECOMMANDER line and related products and from fees for related services. As a result, any factors adversely affecting the sales of the VOICECOMMANDER line, such as increased price competition or the introduction of technologically superior products, could have a material adverse effect on the Company. The Company's future financial performance will depend in significant part on its ability to develop and introduce new releases of VOICECOMMANDER with enhanced features and functionalities and related products. There can be no assurance that any such new releases or products will be successfully developed or achieve market acceptance. VOICECOMMANDER is a full featured, speech-driven office suite, that enables users to operate their computers by voice commands designed for businesses and high-powered computer users. In addition, the Company has recently introduced a reduced functionality version of VOICECOMMANDER called SPEECHCOMMANDER. SPEECHCOMMANDER is intended to be a mass market product designed for personal use. The Company is also developing a series of solutions based upon VOICECOMMANDER for the healthcare market. There can be no assurance that the Company will be successful in developing these or other products or services or that such products and services will meet with market acceptance. In addition, new product releases by the Company, whether improved versions of its current ASR products or introductions of other new products may contain undetected errors that require significant design modifications, resulting in a loss of customer confidence and viewer support and adversely affecting the use of the Company's product(s), and services and, consequently, the Company's business, results of operations or financial condition. The Company's future success will depend in significant part on its ability to develop new product releases and to continually improve the performance, features and reliability of its current ASR products in response to both evolving demands of the marketplace and competitive product offerings, and there can be no assurance that the Company will be successful in doing so.

DEPENDENCE ON PROPRIETARY RIGHTS; RELATIONSHIP WITH IBM.

     All of the Company's current products utilize the ViaVoice(TM) speech recognition technology from IBM. The Company has a non-exclusive OEM Distribution Agreement with IBM that entitles the Company to embed and utilize IBM's ViaVoice(TM) technology in its products. For each unit of the Company's product that it licenses (sells) it pays IBM a license fee. No assurance can be given that IBM will continue to manufacture and support ViaVoice(TM) or that the Company's arrangement with IBM will not be terminated. The agreement with IBM expires on December 17, 1998, unless renewed, and may be terminated by IBM at any time prior to its expiration for acts or omissions that are considered to be so serious as to warrant termination. The Company believes that if IBM discontinued or was unable to manufacture or support ViaVoice(TM) or terminated its agreement with the Company that, with adequate time, the Company could develop its products to utilize speech technology from companies in addition to IBM, and the Company is currently in the process of developing products for this alternative technology. However, there can be no assurances that the Company will ever be able to successfully develop such products. If the Company is unable to utilize the ViaVoice(TM) technology, for any reason, and is unable to develop products capable of utilizing alternative technology, the Company's business, results of operations and financial condition would be materially adversely affected.

COMPETITION.

     The market for ASR products and services is highly competitive. There are no substantial barriers to entry, and the Company expects that competition will continue to intensify. Although the Company believes that the diverse segments of the ASR technology market will provide opportunities for more than one supplier of products and services similar to those of the Company, it is possible that a single supplier may dominate one or more market segments. The Company believes that the principal competitive factors in this market are name recognition, performance, ease of use, variety of value-added services, functionality and features and quality of support. A number of companies offer competitive products addressing certain of the Company's target markets. The primary competitors of the Company's products and services are Norcom, VoicePilot, KOLVOX and Digital Dictate. In the future, the Company may encounter competition from new input/control devices as yet undeveloped. Many of the Company's existing competitors, as well as a number of potential new competitors, have significantly greater financial, technical and marketing resources than the Company. The Company may also be adversely affected by competition from licensees of its products and technology. There can be no assurance that the Company's competitors will not develop ASR products and services that are superior to those of the Company or that achieve greater market acceptance than the Company's offerings. Moreover, a number of the Company's current customers have also established relationships with certain of the Company's competitors and future customers may establish similar relationships. There can be no assurance that the Company will be able to compete successfully against its current or future competitors or that competition will not have a material adverse effect on the Company's business, results of operations and financial condition.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING.

   The Company expects to incur additional substantial losses for the foreseeable future, and may require substantial additional capital for it to achieve profitability. The Company's long-term capital requirements will depend on many factors, including, but not limited to, revenue from operations, working capital requirements, product development expenses and capital expenditures. Historically, the Company has relied upon the sale of equity securities and short-term loans as sources of funding. To the extent that existing resources are insufficient to fund the Company's activities in the short or long term, the Company will need to raise additional funds through public or private financings. It is anticipated that the Company will require additional funds within the next twelve months in order to achieve its business plan. Specifically, the Company anticipates that it will incur significant marketing and development costs in 1998 and beyond relating to the commercialization of its VOICECOMMANDER and SPEECHCOMMANDER products. No assurance can be given that additional financing will be available or that, if available at all, the terms of such financing will be favorable to the Company or to its shareholders without substantial dilution of their ownership and rights. If adequate funds are not available to satisfy either short- or long-term requirements, the Company may be required to curtail its operations significantly, forego market opportunities or obtain funds through arrangements with strategic partners or others that may require the Company to relinquish material rights to certain of its technologies or potential markets.

MANAGEMENT OF GROWTH; NEED TO ESTABLISH INFRASTRUCTURE; ADDITIONAL PERSONNEL.

     The rapid execution necessary for the Company to successfully offer its products and services and implement its business plan in a rapidly evolving market requires an effective planning and management process. The Company's rapid growth has placed, and is expected to continue to place, a significant strain on the Company's managerial, operational and financial resources. To manage its growth, the Company must continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. There can be no assurance that the Company has made adequate allowances for the costs and risks associated with this expansion, that the Company's systems, procedures or controls will be adequate to support the Company's operations or that the Company's management will be able to achieve the rapid execution necessary to successfully offer the Company's products and services and implement its business plan. The Company's future operating results will also depend on its ability to expand its sales and expand its support organization commensurate with the growth of its business. Any failure by the Company's management to effectively anticipate, implement and manage the changes required to sustain the Company's growth would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to effectively manage such change.

INTELLECTUAL PROPERTY AND PROPERTY RIGHTS.

     The Company's success is heavily dependent upon a combination of proprietary software technology and hardware purchased and licensed from third parties. The Company does not have any issued patents and currently relies on a combination of trade secret, copyright and trademark laws, non-disclosure agreements and contractual provisions to protect its proprietary rights in its software and technology. However, there can be no assurance that the steps taken by the Company will prevent misappropriation of this technology. Moreover, third parties could independently develop competing technologies that are substantially equivalent or superior to the Company's technologies. Although the Company believes that its services and products and the proprietary rights developed or licensed by it do not infringe patents and proprietary rights of other parties, there can be no assurance that infringement claims, regardless of merit, will not be asserted against the Company in the future. In addition, the Company has applied for twelve federal service mark and trademark registrations for certain of the marks it uses, including "VOICECOMMANDER" and "SPEECHCOMMANDER." There can be no assurance that the Company will receive such service mark or trademark protection or that such protection will be adequate to protect the Company's marks.

     The Company has four patent applications pending, including a "voice activated kiosk," a "voice activated in-flight ordering and inventory system," a "voice response expense recording system" and a "visual voice editing device." There can be no assurance that any patent applications now pending or filed in the future will result in patents being issued or, if patents are issued, that the claims allowed will be sufficiently broad to protect what the Company believes to be its proprietary rights. In addition, there can be no assurance that pending applications or any patents licensed to the Company or issued or licensed to the Company in the future will afford any competitive advantages to the Company or will not be challenged by third parties or circumvented or designed around by others. The cost of litigation to uphold the validity and prevent infringement of patents and to enforce licensing rights can be substantial. Furthermore, there can be no assurance that others will not independently develop similar technologies or duplicate the technology owned by or licensed to the Company or design around the patented aspects of such technology. There can be no assurance that the services and products the Company markets or will seek to market do not or will not infringe patents or other rights owned by others, licenses for which may not be available to the Company.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS.

     As a result of the Company's limited operating history, the Company does not have historical financial data for any significant period of time on which to base planned operating expenses. The Company's expense levels are based in part on its expectations as to future revenues and to a large extent are fixed. Quarterly sales and operating results are generally difficult to forecast. The Company may not be able to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in relation to the Company's expectations would have an immediate adverse impact on the Company's business, results of operations and financial condition. In addition, the Company plans to significantly increase its operating expenses to fund greater levels of research and development, increase its sales and marketing operations, develop new distribution channels, broaden its customer support capabilities and establish brand identity and strategic alliances. To the extent that such expenses precede or are not subsequently followed by increased revenues, the Company's business, results of operations and financial condition will be materially adversely affected.

     The Company's operating results may fluctuate significantly in the future as a result of a variety of factors, some of which are outside of the Company's control. These factors include general economic conditions, specific economic conditions in the ASR industry, usage of ASR technology, seasonal trends in sales, capital expenditures and other costs relating to the expansion of operations, the introduction of new products or services by the Company or its competitors, the mix of the services sold and the channels through which those services are sold and pricing changes. As a strategic response to a changing competitive environment, the Company may elect from time to time to make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on the Company's business, results of operations and financial condition. The Company believes that period to period comparisons of its operating results are not meaningful and should not be relied upon for an indication of future performance. Due to all of the foregoing factors, it is likely that in some future quarter, the Company's operating results may be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected.

DEPENDENCE ON KEY PERSONNEL.

     The Company's performance is substantially dependent on the performance of its executive officers and key employees all of whom have worked together for a relatively short period of time. In particular, the services of Timothy J. Connolly or H. Russell Douglas would be difficult to replace. The Company has entered into employment agreements with Messrs. Connolly and Douglas. The Company has a $1,000,000 key person life insurance policy on the life of Mr. Connolly; however, $1,000,000 may not be sufficient to compensate the Company for the loss of Mr. Connolly's services. The Company does not have such policies in place on any of its other employees. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the business, results of operations or financial condition of the Company. The Company is heavily dependent upon its ability to attract, retain and motivate skilled technical and managerial personnel. The Company's future success also depends on its continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract, assimilate or retain other highly qualified technical and managerial personnel in the future. The inability to attract, hire or retain the necessary technical and managerial personnel could have a material adverse effect upon the Company's business, results of operations or financial condition.

CONCENTRATION OF STOCK OWNERSHIP.

     The Company's officers, directors and holders of more than 5% of the outstanding securities of the Company directly or indirectly beneficially own or have voting control over shares representing approximately 76.47% of the votes. Accordingly, these shareholders will have substantial influence over the policies and management of the Company, and if these shareholders act as a group, they will be able to elect substantially all of the Company's directors.

CERTAIN ANTI-TAKEOVER PROVISIONS AFFECTING STOCKHOLDERS.

     The Company's Certificate of Incorporation and Bylaws contain provisions that might diminish the likelihood that a potential acquiror would make an offer for the Common Stock, impede a transaction favorable to the interest of the stockholders or increase the difficulty of removing incumbent Board of Directors or management. Currently, the Company's Board of Directors has the authority, without further stockholder approval, to issue up to 2,000,000 shares of Preferred Stock in one or more series and to determine the price, rights, preferences and privileges of those shares. The Company currently has 312,500 shares of the Series A Preferred Stock and 3,000 shares of Series B Preferred Stock outstanding. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that is currently issued or may be issued in the future. The issuance of additional shares of Preferred Stock, while potentially providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company anticipates that it may issue additional shares of Preferred Stock through one or more private placements during 1998. In addition, certain provisions of the Company's Certificate of Incorporation, including provisions that provide for the Board of Directors to be divided into three classes to serve for staggered three-year terms, may have the effect of delaying or preventing a change of control of the Company, which could adversely affect the market price of the Company's Common Stock.

LIMITED MARKET FOR SECURITIES; LACK OF LIQUIDITY.

     The Shares offered hereby are not listed on any national securities exchange, but the Company's Common Stock is traded on the OTCBB. Trading activity in the Company's Common Stock should be considered sporadic, illiquid and highly volatile, and no assurance can be given that an active trading market for the Company's Common Stock will exist in the future. Additionally, even if a market for the Common Stock offered by this Prospectus continues to exist, there is no assurance that investors will be able to resell their Shares at or above the purchase price for which such investors purchased such Shares.

PENNY STOCK.

     The Securities and Exchange Commission (the "Commission") has adopted regulations that generally define a penny stock to be any equity security that has a market price (as defined in such regulations) of less than $5.00 per share, subject to certain exceptions. If the Common Stock meets the definition of a penny stock and is not quoted in the Nasdaq SmallCap Market, it will be subjected to these regulations which impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 and individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 (individually) or $300,000 (jointly with their spouse)). These regulations, if applicable, might affect a holder's ability to sell any of the Shares offered by this Prospectus.

DIVIDENDS.

     The Company cannot give any assurance that the proposed operations of the Company will result in sufficient revenues to enable the Company to operate at a profitable level. The Company has not paid any dividends on its Common Stock to date, and has no plans to pay any dividends on its Common Stock for the foreseeable future. The Company's Series A Preferred Stock accrues a dividend of 4% per year, payable in shares of the Company's Common Stock based on a share price equal to the average closing price of the Company's Common Stock on the OTCBB for the 30 days prior to the particular dividend date. The Company's Series B Preferred Stock accrues a dividend of 5% per year, payable in cash or shares of the Company's Common Stock based on a share price equal to 78% of the 5 day average closing bid price of the Company's Common Stock on the OTCBB upon the date of each conversion. Dividends on both the Series A Preferred Stock and the Series B Preferred Stock are cumulative.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS.

     This Prospectus contains certain statements that are "Forward Looking Statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Those statements including, among other things, the discussions of the Company's business strategy and expectations concerning market position, future operations, margins, profitability, liquidity and capital resources. Forward Looking Statements are included in this section under "Limited Operating History; Anticipation of Continued Losses," "Developing Market; Unproven Acceptance of the Company's Products and Services," "Dependence on Principal Product," "Dependence on Proprietary Rights; Relationship with IBM," "Competition," "Future Capital Needs; Uncertainty of Additional Funding," "Management of Growth; Need to Establish Infrastructure; Additional Personnel," "Intellectual Property and Property Rights," "Potential Fluctuations in Quarterly Results," "Dependence on Key Personnel," "Limited Market for Securities; Lack of Liquidity," and "Dividends." Although the Company believes that the expectations reflected in Forward Looking Statements are reasonable, they can give no assurance that such expectations will prove to have been correct. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, expenses, earnings, levels of capital expenditures, liquidity or indebtedness or other aspects of operating results or financial position. All phases of the operations of the Company are subject to a number of uncertainties, risks and other influences, many of which are outside the control of the Company and any one of which, or a combination of which, could materially affect the results of the Company's operations and whether the Forward Looking Statements made by the Company ultimately prove to be accurate. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in this "Risk Factors" Section.

                             SELLING STOCKHOLDERS

     The following table sets forth certain information concerning each Selling Stockholder. Assuming that the Selling Stockholders offer all of their Shares, the Selling Stockholders will not have any beneficial ownership. The Shares are being registered to permit the Selling Stockholders and certain of their respective pledgees, donees, transferors or other successors in interest to offer the Shares for resale from time to time. See "Plan of Distribution."

                                                   NUMBER OF SHARES
                                                   OWNED AND TO BE        NUMBER OF     NUMBER OF SHARES
                                                    OWNED PRIOR TO      SHARES BEING       OWNED AFTER
          SELLING STOCKHOLDERS                      OFFERING (1)(2)       OFFERED (2)      OFFERING (3)
---------------------------------------------      ----------------     -------------   ----------------
Entrepreneurial Investors, Ltd. ("EIL")(4).....         1,687,500          1,687,500             0

Equity Services, Ltd. ("ESL")(5)...............           358,125            358,125             0

Dominion Capital Fund, Ltd.(6).................           833,333            833,333             0

Sovereign Partners, LP(6)......................         1,666,667          1,666,667             0

Princeton Research, Inc........................           115,000            115,000             0

Continental Capital & Equity Corporation.......           150,000            150,000             0

None of the Selling Stockholders has, or within the past three years had, any position, office, or other material relationship with the Company or any of its predecessors and affiliates.

(1) The Selling Stockholders have sole voting and sole investment power with respect to all Shares owned.

(2) Ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The actual number of Shares beneficially owned and offered for sale hereunder is subject to adjustment and could be materially less or more than the estimated account indicated depending upon factors which cannot be predicted by the Company at this time.

(3) Assumes the sale of all shares offered hereby to persons who are not affiliates of the Selling Stockholders.

(4) Calculated using the current conversion rate for the Series A Preferred Stock of 5.40 shares of Common Stock for each share of Series A Preferred Stock, subject to adjustment.

(5) For so long as EIL owns at least 156,250 shares of the Preferred Stock, the Company has agreed to use its best efforts to have one member of the Board of Directors be chosen by ESL. As of the date of this Prospectus, ESL has not nominated a candidate for director.

(6) Calculated by dividing the $1,000 stated value of each share of Series B Preferred Stock by the estimated maximum conversion price for the Series B Preferred Stock of $1.20, which would result in the issuance of 833.33 shares of Common Stock for each share of Series B Preferred Stock converted, subject to adjustment. As of May 7, 1998, the 3,000 shares of issued and outstanding Series B Preferred Stock were convertible into an aggregate of 1,672,240 shares of Common Stock.

                             PLAN OF DISTRIBUTION

     Pursuant to this Prospectus, the Selling Stockholders, or by certain pledgees, donees, transferees or other successors in interest to the Selling Stockholders, may sell Shares from time to time in transactions on the OTCBB or such other exchanges or markets as the Common Stock may be listed for trading from time to time, in privately-negotiated transactions or by a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

     Other methods by which the Shares may be sold include, without limitation:
(i) transactions which involve cross or block trades or any other transaction permitted by the OTCBB or other trading markets, (ii) "at the market" to or through market makers or into an existing market for the Common Stock, (iii) in other ways not involving market markers or established trading markets, including direct sales to purchasers or sales effected through agents, (iv) through transactions in options or swaps or other derivatives (whether exchange-listed or otherwise), (v) through short sales, or (vi) any combination of any such methods of sale. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to such broker dealers of the Common Stock offered hereby, which Common Stock such broker-dealers may resell pursuant to this Prospectus.

     The Selling Stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     Pursuant to certain Registration Rights Agreements with certain Selling Stockholders, the Company has agreed to indemnify certain of the Selling Stockholders and each underwriter against certain liabilities, including certain liabilities under the Securities Act as amended, or will contribute to payments such Selling Stockholders or underwriters may be required to make in respect of certain losses, claims, damages or liabilities.


                                 LEGAL MATTERS

     The legality of the securities offered hereby will be passed on for the Company by Porter & Hedges, L.L.P., Houston, Texas.

                                    EXPERTS

     The financial statements of Applied Voice Recognition, Inc. incorporated by reference in the Company's Annual Report (Form 10-KSB) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The financial statements for the year ended December 31, 1996, which have been incorporated by reference in this registration statement, have been audited by Malone & Bailey, PLLC, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

---------------------------------------------------------------     ---------------------------------------------------------------

     NO PERSON IS AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS IN
CONNECTION WITH THIS OFFERING OTHER THAN THOSE
CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE,
SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE
RELIED UPON AS HAVING BEEN AUTHORIZED BY THE
COMPANY.  NEITHER THE DELIVERY OF THIS PROSPECTUS
NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS                                   APPLIED VOICE RECOGNITION, INC.
BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE
THE DATE HEREOF OR THAT THE INFORMATION CONTAINED
HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS
DATE.  THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO                                         4,810,625 Shares
SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY                                                       of
SECURITIES IN WHICH IT RELATES.  THIS PROSPECTUS DOES                                            Common Stock
NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN
OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN
WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.


            ----------------------

              TABLE OF CONTENTS

                                                Page                                            ------------
                                                ----                                             PROSPECTUS
Available Information..............................2                                            ------------
Incorporation of Certain
  Documents by Reference...........................2
The Company........................................2
Risk Factors.......................................3
Selling Stockholders...............................8
Plan of Distribution...............................9
Legal Matters......................................9
Experts............................................9
                                                                                                ------------



            ----------------------                                                              May   , 1998


---------------------------------------------------------------     ---------------------------------------------------------------


                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses payable by the Company in connection with the offering of the shares of Common Stock to be registered and offered hereby are as follows:

SEC registration fee............................................  $    3,107
Legal fees and expenses.........................................      12,500
Blue Sky fees and expenses (including legal expenses)...........       2,500
Accounting fees and expenses....................................           0
Miscellaneous...................................................       2,500
                                                                  ----------
   Total........................................................  $   20,607
                                                                  ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action. In an action brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses.

     The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner be reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. The statute contains additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders.

     The Certificate of Incorporation and Bylaws of the Company require it to indemnify its directors to the fullest extent permitted under Delaware law. Pursuant to employment agreements entered into by the Company with its executive officers and certain other key employees, the Company must indemnify such officers and employees in the same manner and to the same extent that the Company is required to indemnify its directors under the Company's Bylaws. The Certificate of Incorporation limits the personal liability of a director to the corporation or its stockholders to damages for breach of the director's fiduciary duty.

     The Company maintains officers' and directors' indemnity insurance against expenses of defending claims or payment of amounts arising out of good-faith conduct believed by the officer or director to be in or not opposed to the best interest of the Company.

ITEM 16.  EXHIBITS.

     The following exhibits are filed with this Registration Statement:

EXHIBIT
NUMBER                       IDENTIFICATION OF EXHIBIT
-------                      -------------------------

 *5.1     Opinion of Porter & Hedges, L.L.P.
 23.1     Consent of Malone & Bailey, PLLC
 23.2     Consent of Ernst & Young LLP
*23.3     Consent of Porter & Hedges, L.L.P. (included in its Opinion filed as
          Exhibit 5.1 hereto).

________________
* Previously filed.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation or Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution nor previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment Number 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 19th day of May, 1998.


                                 APPLIED VOICE RECOGNITION, INC.


                                           /s/ Timothy J. Connolly
                                 ----------------------------------------------
                                               Timothy J. Connolly,
                                 Chief Executive Officer, Chairman of the Board
                                                   and Director

     In accordance with the requirements of the Securities Act of 1933, this Amendment Number 2 to the Registration Statement has been signed by the following persons in the capacities indicated and on this 19th day of May, 1998.



       SIGNATURE                                      TITLE
       ---------                                      -----

       /s/ Timothy J. Connolly               Chief Executive Officer, Chairman of the Board and
-------------------------------------        Director
         Timothy J. Connolly

*      /s/ H. Russell Douglas                Vice President Research and Development and
-------------------------------------
         H. Russell Douglas                  Director


*      /s/ William T. Kennedy                Chief Accounting Officer, Chief Financial Officer and
-------------------------------------
         William T. Kennedy                  Assistant Secretary


*      /s/ Jan Carson Connolly               Director
-------------------------------------
         Jan Carson Connolly

*      /s/ Jesse R. Marion                   Director
-------------------------------------
         Jesse R. Marion

*      /s/ Nolan Bedford                     Director
-------------------------------------
         Nolan Bedford

*      /s/ Frederick A. Huttner              Director
-------------------------------------
         Frederick A. Huttner

*      /s/ G. Edward Powell                  Director
-------------------------------------
         G. Edward Powell

*      /s/ Michael Wilson                    Director
-------------------------------------
         Michael Wilson

*      /s/ J. William Boyar                  Director
-------------------------------------
         J. William Boyar

*      /s/ Raymond Betz                      Director
-------------------------------------
         Raymond Betz

             *By:           /s/ Timothy J. Connolly
                 ------------------------------------------------
                               Timothy J. Connolly
                   (Attorney-in-fact for the persons indicated)

                               INDEX TO EXHIBITS

EXHIBIT                                                               SEQUENTIAL
NUMBER                   IDENTIFICATION OF EXHIBIT                      PAGE NO.
-------

 *5.1   Opinion of Porter & Hedges, L.L.P.
 23.1   Consent of Malone & Bailey, PLLC
 23.2   Consent of Ernst & Young LLP
*23.3 Consent of Porter & Hedges, L.L.P. (included in its Opinion filed as Exhibit 5.1 hereto).

________________________
* Previously filed.